EXHIBIT 99.1

NEWS RELEASE
Investor Contact: Gus Okwu / DRG&E 404-892-8178 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 202-251-5210 onapolitano@fibertower.com

FiberTower Announces Backhaul Agreement with Sprint Nextel for WiMax Buildout

San Francisco, CA, August 1, 2007 – FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today announced that it had entered into an agreement with Sprint Nextel (NYSE: S) to provide backhaul services in seven of the wireless carrier’s initial WiMax launch markets.  FiberTower is unable to disclose terms of the agreement as it is subject to confidentiality agreements.  However, the Company can disclose that Sprint Nextel’s deployment is based on providing Ethernet-based backhaul, a first for any mobile backhaul provider.

Earlier in the year, Sprint announced its intention to launch its Mobile WiMax broadband services in initial markets by year-end 2007.  This initial deployment will be followed by a larger roll-out approaching 100 million people by year-end 2008.

FiberTower’s unique hybrid network architecture, consisting of microwave and fiber technologies, provides backhaul transport that is highly reliable, cost-effective and scalable as Sprint Nextel continues its deployment of next-generation wireless services.

“We are extremely pleased and excited to have been selected by Sprint Nextel to be the first backhaul provider to deploy commercial Ethernet services,” said Michael Gallagher, FiberTower’s President and CEO.  “We place significant value in our relationship with Sprint Nextel and believe that this historic agreement represents the first step in the carrier’s commitment to deploying cutting-edge broadband applications with broad appeal to consumers and the enterprise.”

“Sprint Nextel continues to build-out the largest and most technologically advanced mobile broadband network in the U.S.,” said Barry West, CTO and President of Sprint Nextel’s 4G Mobile Broadband division.  “We aim to maintain our position as the leader in broadband mobility and believe that our relationship with FiberTower will support that goal.  FiberTower’s superior service quality, flexibility and scalability are a perfect fit for our next-generation network plans and we look forward to dramatically expanding this relationship going forward.”

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 12 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, interest rates, market prices for our securities, investors’ assessment of our prospects, and those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.